UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE J. M. SMUCKER COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE J. M. SMUCKER COMPANY

August 6, 2013

Dear Valued Shareholder,

Our records indicate that you were a shareholder of The J. M. Smucker Company on June 17, 2013. As such, you should have received proxy materials several weeks ago for our Annual Meeting of Shareholders scheduled for August 14, 2013. Due to a processing error by our proxy mailing vendor, the proxy card that you received may not have contained language allowing you to provide voting instructions for non-directed and/or unallocated shares in The J. M. Smucker Company Employee Stock Ownership Plan and The J. M. Smucker Company Employee Savings Plan (together, the “Plans”).

Enclosed please find a new proxy card including the appropriate instruction language. Please be sure to make your election regarding the non-directed and/or unallocated shares on the new proxy card. If you do not make this election, even if you have previously voted on proposals one through five, the non-directed and/or unallocated shares will be voted by the trustee of the Plans in accordance with the direction of other participants and beneficiaries.

We encourage you to use the internet or phone voting options to save time. You may vote online at www.proxyvote.com or by dialing 1-800-690-6903.

We apologize for any inconvenience this has caused you. We appreciate your continued support, and thank you for voting.

Sincerely,

The J. M. Smucker Company